PRESS RELEASE

Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, NY  11747
(631) 694-6900 (Phone)
(631) 622-6790 (Facsimile)
Contact:  Scott Rechler, CEO
          Michael Maturo, CFO

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FOR IMMEDIATE RELEASE

                 Reckson Announces Third Quarter 2005 Results

    Reported FFO Growth Per Share of Approximately 9% Fueled by Office Same
                        Property NOI Increasing by 4.7%

(MELVILLE, NEW YORK, October 31, 2005) - Reckson Associates Realty Corp. (NYSE: RA) today reported diluted funds from operations (FFO) of $51.7 million or $0.61 per share for the third quarter of 2005, representing a per share increase of approximately 9% over diluted FFO of $44.9 million or $0.56 per share for the third quarter of 2004 when adjusted for the $6.7 million accounting charge recognized in connection with the redemption of Reckson's 7 5/8% Series A Preferred stock.

Reckson reported net income allocable to common shareholders of $113.6 million, including $96.4 million related to gains on sales of depreciable real estate, or diluted earnings per share (EPS) of $1.37 for the third quarter of 2005, as compared to $8.8 million, including $2.2 million related to gains on sales of depreciable real estate and the aforementioned $6.7 million accounting charge, or diluted EPS of $0.13 for the third quarter of 2004.

Commenting on the Company's performance, Scott Rechler, Reckson's President and Chief Executive Officer, stated, "I am extremely pleased with our third quarter results and progress. During this quarter, we continued to produce strong operating results while executing on a number of our previously announced strategic initiatives. We reported 9% FFO growth, 4.7% office same property NOI growth and 15.8% growth in office same space rents. This was the sixth quarter in a row that we have produced positive same property NOI growth." Mr. Rechler continued, "We also executed on a wide range of strategic directives. We launched Reckson New York Property Trust, our newly-formed property trust listed on the Australian Stock Exchange; we furthered our recapitalization of One Court Square by entering into a contract to sell a joint venture interest in the property; we completed the construction and anticipate an accelerated lease-up at our ground-up development project at 68 South Service Road; we closed on the acquisition of the 1.1 million square foot Reckson Plaza; and we sold or contracted to sell $158 million of non-core operating properties at attractive pricing."

A reconciliation of net income allocable to common shareholders to FFO is in the financial statements accompanying this press release. Net income allocable to common shareholders is the GAAP measure the Company believes to be the most directly comparable to FFO.

Michael Maturo, Reckson's Chief Financial Officer, noted, "Year to date we have match funded over $1 billion of investments with approximately $900 million of non-core and core plus asset dispositions which is consistent with our strategy of focusing our portfolio on strategic and value-added assets which enhance growth and the quality of our cash flows. Additionally, our successful capital recycling activities, as well as establishing a new equity source in the Australian property trust market, provides our balance sheet with significant flexibility and capacity to fund the company's future growth initiatives."

Summary Portfolio Performance

The Company reported office occupancy at September 30, 2005 of 94.1%. This compares to 93.7% at June 30, 2005 and 93.9% at September 30, 2004. The Company reported portfolio occupancy of 93.0% at September 30, 2005, as compared to 92.6% at June 30, 2005 and 93.1% at September 30, 2004.

The Company also reported same property office occupancy at September 30, 2005 of 93.3%. This compares to 92.9% at June 30, 2005 and 93.9% at September 30, 2004. The Company reported same property portfolio occupancy of 92.2% at September 30, 2005, as compared to 91.8% at June 30, 2005 and 93.1% at September 30, 2004.

Office same property net operating income (property operating revenues less property operating expenses) (NOI), net of minority interests in joint ventures, before termination fees for the third quarter of 2005 increased 5.3% (on a straight-line rent basis) and 3.2% (on a cash basis), compared to the third quarter of 2004. Portfolio same property NOI, net of minority interests in joint ventures, before termination fees for the third quarter of 2005 increased 4.9% (on a straight-line rent basis) and 3.0% (on a cash basis), compared to the third quarter of 2004.

Office same property NOI, including consolidated joint ventures, before termination fees for the third quarter of 2005 increased 4.7% (on a straight-line rent basis) and 2.5% (on a cash basis), compared to the third quarter of 2004. Portfolio same property NOI, including consolidated joint ventures, before termination fees for the third quarter of 2005 increased 4.3% (on a straight-line rent basis) and 2.4% (on a cash basis), compared to the third quarter of 2004.

Other Highlights

Leasing Activity

     - Executed 72 lease transactions totaling 433,588 square feet during the third quarter of 2005

     - Rent performance on renewal and replacement space during the third quarter of 2005 increased 15.8% (on a straight-line rent basis) and 3.9% (on a cash basis) in the office portfolio

Executed a Number of Strategic Initiatives

     - Closed tranche I of a public offering in Australia of approximately A$263 million (approximately US$202 million) of units in Reckson New York Property Trust, a newly-formed, Reckson-sponsored property trust (the LPT) trading on the Australian Stock Exchange (ASX). Upon completion of all the related transactions, the LPT will own a 75% indirect interest in 25 suburban core plus office properties acquired from Reckson, containing approximately 3.4 million square feet, for a total purchase price of approximately US$563 million. Reckson will retain a 25% indirect interest in these properties. The transaction has been structured to be completed in three tranches. The LPT has a two-year option to purchase an additional ten suburban core plus office properties from Reckson, comprising approximately
          1.2 million square feet, to be priced at fair market value at the time the option is exercised. Reckson anticipates that it will continue to maintain a 25% indirect interest in future core plus investments with the LPT. The Australian LPT structure will enable Reckson to achieve a strategic objective of increasing scale without diluting existing Reckson shareholders. Affiliates of Reckson shall provide asset management, property management and leasing services to the LPT and earn additional fees relating to certain future transactions including acquisitions, dispositions and financings.

     - Entered into a contract for the recapitalization of One Court Square, Long Island City. Reckson acquired the building in May 2005, for a total investment of $471 million, at a 6.5% initial unleveraged cash flow yield and 6.8% GAAP yield. In June 2005, Reckson refinanced its acquisition bridge facility with a $315 million, 10-year, interest-only mortgage, at an interest rate of 4.9%. In October 2005, Reckson entered into a contract to sell a 65%-70% joint venture interest to a group of institutional investors led by JPMorgan Asset Management. Based on a promoted structure and the sale of a 70% interest, Reckson anticipates an unleveraged GAAP yield of approximately 8% and a leveraged GAAP return on equity of approximately 13%. It is anticipated that the transaction will close during the fourth quarter of 2005. The contract is subject to customary closing conditions, including due diligence.

     - Completed construction of the base building at 68 South Service Road in Melville, Long Island, ahead of schedule. The total anticipated investment is approximately $61 million. Reckson anticipates an accelerated lease-up of the building and is currently negotiating a long-term lease for a substantial portion of the building. The Company anticipates a stabilized NOI yield of approximately 10%.

Acquisition Activity

     - Acquired a 1.1 million square foot, Class A trophy office complex consisting of two 15-story office towers located in Uniondale, Long Island, for approximately $240 million. Reckson Plaza, formerly known as EAB Plaza, is the largest and most recognizable office complex on Long Island and is approximately 90% occupied and is leased to high credit quality tenants. Reckson expects to generate an initial GAAP NOI yield of approximately 6.5% and anticipates that its property operating initiatives will result in cumulative annual NOI growth in excess of 5.0%. Reckson utilized this acquisition as the replacement property in like-kind (1031) exchanges to defer approximately $108 million of tax gains on the sale of properties. In addition, Reckson has purchased the adjoining 8.2-acre development site, for $19.0 million, which is anticipated to be contributed into a joint venture between Reckson and the owner of the New York Islanders in connection with the proposed redevelopment of the Nassau Coliseum site.

     - Acquired a 118,000 square foot, four-story, Class A office building, located at 711 Westchester Avenue, White Plains, Westchester, for approximately $24.8 million, or $210 per square foot. Built in 1978, and fully renovated in 1997, the building is a high quality asset situated on 10 acres and offers a superior quality amenity package. The property is well-located off I-287, at the intersection of I-684 and the Hutchinson River Parkway, along the I-287 Platinum Mile Corridor. The property is currently 94% occupied and after the rollover of leases totaling approximately 50,000 square feet in 2007, Reckson expects to generate a stabilized NOI yield of approximately 8.2%. This acquisition was partially financed through the assumption of approximately $12.5 million of existing first mortgage debt with an interest rate of 5.4% per annum and a maturity date of January 1, 2015. Reckson currently owns and operates approximately 622,000 square feet of space in the White Plains submarket in Westchester.

Disposition of Non-Strategic Operating Assets

     - Entered into a contract for the sale of 100 Wall Street, New York City, a 462,000 square foot office building located in downtown Manhattan, for approximately $134 million, or $290 per square foot. 100 Wall Street is Reckson's only asset in the downtown submarket and has substantial rollover in the near-term. Reckson will provide the purchaser with a mezzanine loan in the amount of $30.0 million which will bear interest at 15% per annum and have a term of two years. Reckson estimates a GAAP gain of $50.5 million on the sale. The tax gain of approximately $48 million from the sale of this property will be deferred as part of a like-kind (1031) exchange in conjunction with the aforementioned purchase of Reckson Plaza. It is anticipated the closing will take place during the fourth quarter of 2005. The contract is subject to customary closing conditions and the removal of the existing mortgage which Reckson intends to transfer to replacement collateral.

     - Sold two medical office buildings totaling 69,000 square feet, located at 310 and 333 East Shore Road, Great Neck, Long Island for approximately $17.3 million, or approximately $250 per square foot. The GAAP gain on sale is $14.1 million.

     - Entered into a contract to sell a single story flex-use office building totaling 35,000 square feet, located at 48 Harbor Park Drive, Port Washington, Long Island, to a user, for approximately $6.4 million, or approximately $182 per square foot. Reckson estimates a GAAP gain of $3.0 million on the sale. It is anticipated the closing will take place during the fourth quarter of 2005.

Development Activity

     - Entered into a letter of intent with the owner of the New York Islanders to enter into a 50/50 joint venture to potentially develop over 5 million square feet of office, residential, retail and hotel space in the Mitchel Field, Long Island sub-market in and around Nassau Veterans Memorial Coliseum where Reckson is currently the largest owner of office properties. The joint venture is currently participating in the Nassau County request for proposal process. In addition, if selected Reckson would serve as the master developer of the development project. The development, which has other competing proposals, is subject to numerous governmental approvals, compliance, zoning and other customary approvals.

Earnings Guidance

During the Company's quarterly earnings conference call on November 1, 2005, management will discuss earnings guidance. The Company is providing fourth quarter 2005 diluted FFO guidance in the range of $0.59 to $0.60 per share which reflects accelerated dispositions and full-year 2006 diluted FFO guidance in the range of $2.45 to $2.57, representing 5% to 10% growth over 2005.

For detailed information pertaining to the assumptions used for estimating the Company's forecasted earnings guidance range please refer to Reckson's third quarter 2005 presentation which can be found on the Company's web site at www.reckson.com.

Reconciliation of Earnings Guidance

The Company's guidance for diluted FFO is reconciled from GAAP net income below:




                                                         Fourth Quarter 2005      Full Year 2006
                                                         -------------------    ------------------
                                                         Low End   High End      Low End  High End
                                                         -------   --------      -------  --------

Net income allocable to common shareholders               $0.25     $0.26         $2.11     $2.23

Add: Real estate depreciation and amortization             0.34      0.34          1.22      1.22
Less: Gain on sales of depreciable real estate             0.00      0.00          0.88      0.88
                                                         -------   --------      -------  --------

Diluted FFO Per Share                                     $0.59     $0.60         $2.45     $2.57
                                                         =======   ========      =======  ========



This guidance is based upon management's current estimates. Actual results may differ materially. This information involves forward-looking statements which are subject to uncertainties noted below under Forward-Looking Statements.

Non-GAAP Financial Measures

Funds from Operations (FFO)
The Company believes that FFO is a widely recognized and appropriate measure of performance of an equity REIT. The Company presents FFO because it considers it an important supplemental measure of the Company's operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO is defined by NAREIT as net income or loss, excluding gains or losses from sales of depreciable properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Reckson Associates Realty Corp. is a self-administered and self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management and development of Class A office properties.

Reckson's core growth strategy is focused on the markets surrounding and including New York City. The Company is one of the largest publicly traded owners, managers and developers of Class A office properties in the New York Tri-State area, and wholly owns, has substantial interests in, or has under contract, a total of 89 properties comprised of approximately 18.5 million square feet. For additional information on Reckson Associates Realty Corp., please visit the Company's web site at www.reckson.com.

Conference Call and Webcast

The Company's executive management team, led by President and Chief Executive Officer Scott Rechler, will host a conference call outlining third quarter results on November 1, 2005 at 12:00 p.m. EST. The conference call may be accessed by dialing (800) 553-0318 (internationally (612) 332-0335). No passcode is required. The live conference call will also be webcast in a listen-only mode on the Company's web site at www.reckson.com, in the Investor Relations section, with an accompanying slide show presentation outlining the Company's third quarter results.

A replay of the conference call will be available telephonically from November 1, 2005 at 5:30 p.m. EST through November 9, 2005 at 11:59 p.m. EST. The telephone number for the replay is (800) 475-6701, passcode 797057. A replay of the webcast of the conference call will also be available via the Company's web site.

Financial Statements Attached

The Supplemental Package and Slide Show Presentation outlining the Company's third quarter 2005 results will be available prior to the Company's quarterly conference call on the Company's web site at www.reckson.com in the Investor Relations section, by e-mail to those on the Company's distribution list, as well as by mail or fax, upon request. To be added to the Company's e-mail distribution list or to receive a copy of the quarterly materials by mail or fax, please contact Susan McGuire, Senior Vice President Investor Relations, Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747-4883, investorrelations@reckson.com or (631) 622-6746.

Forward-Looking Statements

Certain matters discussed herein, including guidance concerning the Company's future performance, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of results and no assurance can be given that the expected results will be delivered. Such forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those expected. Among those risks, trends and uncertainties are the general economic climate, including the conditions affecting industries in which our principal tenants compete; financial condition of our tenants; changes in the supply of and demand for office properties in the New York Tri-State area; changes in interest rate levels; changes in the Company's credit ratings; changes in the Company's cost of and access to capital; downturns in rental rate levels in our markets and our ability to lease or re-lease space in a timely manner at current or anticipated rental rate levels; the availability of financing to us or our tenants; changes in operating costs, including utility, real estate taxes, security and insurance costs; repayment of debt owed to the Company by third parties; risks associated with joint ventures; liability for uninsured losses or environmental matters; and other risks associated with the development and acquisition of properties, including risks that development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors that could impact Reckson, reference is made to Reckson's filings with the Securities and Exchange Commission. Reckson undertakes no responsibility to update or supplement information contained in this press release.